Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Provides Highlights of HORIZANT Prescription Trends and Update on Development for Alcohol Use Disorder

SANTA CLARA, CA - January 11, 2015 - XenoPort (NASDAQ:XNPT) today reported an update on prescription trends and further development of HORIZANT® (gabapentin enacarbil) Extended-Release Tablets, including feedback from the U.S. Food and Drug Administration (FDA) on development for treatment of alcohol use disorder (AUD).

HORIZANT prescription trend highlights include:

•	The number of nation-wide prescribed tablets for the 13 weeks ending December 19, 2014 was 1,256,082, an increase of 18% compared to the prior 13 weeks ending September 19, 2014 and an increase of 95% over the 13-week period ending December 20, 2013.*

•	The rolling four-week average of prescribed tablets for the week ending December 19, 2014 was 100,742.* The current wholesale acquisition cost (WAC) price is $7.69 per tablet.

•	During the third quarter of 2014, XenoPort increased its field sales force of NeuroHealth Sales (NHS) Specialists from approximately 40 to 65 representatives. The number of prescribed tablets for the 13 weeks ending December 19, 2014 in the territories occupied by the new NHS Specialists was 227,897, an increase of 46% compared to the 13 weeks ending June 27, 2014, which was prior to the addition of the new NHS Specialists.*

Vincent J. Angotti, XenoPort’s chief operating officer, stated, “Our efforts to educate doctors and patients about HORIZANT are clearly having an impact. With the addition of the new NHS Specialists who were deployed during the third quarter of 2014, we believe that prescriptions will continue to experience strong growth in 2015. Given HORIZANT’s demonstrated promotional sensitivity and the fact that we believe the healthcare providers we are currently calling on represent a small percentage of the prescription market potential of HORIZANT, we plan to continue to explore means to expand our promotional efforts.”

XenoPort also today provided the following update on the development of HORIZANT as a potential treatment for AUD:

•	In the fourth quarter of 2014, representatives from XenoPort and the National Institutes for Alcohol Abuse and Alcoholism (NIAAA) conducted a pre-investigational new drug (IND) meeting with the FDA. Based on the meeting, XenoPort believes that the FDA has accepted the NIAAA’s design of the proposed pivotal clinical trial of HORIZANT as a potential treatment for AUD. In addition, XenoPort believes that it may be possible for this clinical trial to support a potential supplemental new drug application (sNDA) for HORIZANT if the results from the trial are robust and compelling and if there is additional confirmatory evidence from the literature or other sources to support the findings.

•	The NIAAA submitted an IND for HORIZANT as a potential treatment for AUD in December 2014 and has indicated that, upon clearance of the IND, the NIAAA’s proposed pivotal clinical trial will begin in the first half of 2015 and that the results may be available by the end of 2016.

Ronald W. Barrett, PhD, chief executive officer of XenoPort, stated, “HORIZANT sales are growing, and we believe that we have just begun to unlock the potential value of this product for our stockholders. We have also consummated agreements with Reckitt Benckiser Pharmaceuticals, Inc. (now Indivior PLC) for arbaclofen placarbil (AP) and with the NIAAA for HORIZANT that we believe could lead to important use of XenoPort-discovered compounds to treat AUD - a serious disorder that deserves better treatment options.”

Dr. Barrett continued, “We also continue to make good progress on the development of XP23829. XenoPort believes that XP23829 could potentially be a best-in-class fumaric acid ester compound with a potentially better tolerability profile than other drugs in this class. We remain on track and continue to expect to obtain the top-line results of our Phase 2 XP23829 moderate-to-severe chronic plaque-type psoriasis study in the third quarter of this year. We believe the study will provide key data on the effect of dose and dosing regimen on efficacy and tolerability. In advance of the results, we are focused on preparing to advance XP23829 into Phase 3 development by mid-2016 in psoriasis and/or relapsing forms of multiple sclerosis (MS).”

About HORIZANT

HORIZANT, discovered and developed by XenoPort, was approved in the United States in July 2011 for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults and in June 2012 for the management of postherpetic neuralgia (PHN) in adults. XenoPort assumed responsibility for commercialization of HORIZANT in the United States in May 2013 after return of all product rights from its former partner. The most common adverse reactions for adult patients with moderate-to-severe primary RLS receiving HORIZANT were somnolence/sedation, dizziness, headache, nausea and fatigue. The most common adverse reactions for adult patients with PHN taking HORIZANT were dizziness, somnolence/sedation, headache, nausea and fatigue.

HORIZANT is protected by a composition-of-matter patent that runs to 2022, with potential patent term extension likely into 2025.

About Alcohol Use Disorder (AUD)

AUD affects about 17 million people in the United States and has an estimated societal cost of approximately $225 billion each year, primarily from lost productivity, but also from healthcare and property damage costs.

About XP23829

XP23829, an experimental drug discovered and currently under development by XenoPort, is a fumaric acid ester compound that is a prodrug of monomethyl fumarate (MMF). Fumaric acid ester compounds have shown immuno-modulatory and neuroprotective effects in cell-based systems and preclinical models of disease. XenoPort has completed a single-dose, a multiple-ascending dose and single-dose radiolabeled metabolism and disposition trials of XP23829 in healthy subjects. It has also completed 13-week toxicology studies in three species. XP23829 is in the fumaric acid ester class of compounds that include TECFIDERA, which was approved in March 2013 by the FDA for the treatment of patients with relapsing forms of MS, and FUMADERM, which is approved in Germany and widely used for the treatment of patients with psoriasis.

XP23829 is protected by a composition-of-matter patent that currently has an expiration date of 2029.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of MS. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Reckitt Benckiser Pharmaceuticals, Inc. (now Indivior PLC) for all indications. XenoPort’s pipeline of product candidates also includes a potential treatment for patients with Parkinson’s disease.

To learn more about XenoPort, please visit the Website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity, planned promotional efforts, anticipated 2015 prescription growth and the value proposition for HORZIANT; the potential clinical development of HORIZANT by the NIAAA, including the initiation, conduct and results of the NIAAA’s proposed pivotal clinical trial and the timing thereof; the suitability of HORIZANT as a potential treatment for AUD; XenoPort’s beliefs regarding the design of NIAAA’s proposed pivotal clinical trial and its potential to support a potential sNDA for HORIZANT as a potential treatment for AUD; the potential clinical development of AP by Reckitt (now Indivior PLC); the suitability of AP as a potential treatment for AUD; the XP23829 clinical development program, including XenoPort’s expectations to obtain top-line Phase 2 XP23829 study results in the third quarter of 2015 and to advance XP23829 into Phase 3 development by mid-2016; the suitability of XP23829 as a potential treatment for moderate-to-severe plaque psoriasis and/or relapsing forms of MS; the potential that XP23829 could potentially be a best-in-class fumaric acid ester compound with a potentially better tolerability profile than other drugs; the potential for HORIZANT patent term extension; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “expect,” “likely,” “may,” “plan,” “possible,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain internal and third-party sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort or its partners may conduct; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the NIAAA’s ability to successfully conduct the proposed clinical trial of HORIZANT in the anticipated timeframe, or at all; the risk that the initiation or completion of clinical trials for XP23829, HORIZANT or AP may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the risk that XenoPort and/or the NIAAA may be required to conduct significant additional clinical testing of HORIZANT prior to any HORIZANT label expansion to include the AUD indication; the uncertainty of the FDA’s review process and other regulatory requirements; the risk that even if HORIZANT is approved for the treatment of AUD, XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for HORIZANT; XenoPort’s dependence on collaborative partners; the availability of resources to develop XenoPort’s product candidates and support XenoPort’s operations; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 5, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

*	Data Source: Symphony Health Solutions, PrescriberSource Weekly, 09/01/2013 through 12/19/2014.

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